Exhibit 1

Corporate News

NXP Announces Pricing of Senior Unsecured Notes Offering

NOT FOR DISTRIBUTION IN ITALY

EINDHOVEN, The Netherlands, August 8, 2016 - NXP Semiconductors N.V. (NASDAQ: NXPI) (together with its subsidiaries, “NXP”) announced today the pricing of the previously announced offering by its subsidiaries NXP B.V. and NXP Funding LLC of $1,000 million aggregate principal amount of senior unsecured notes due 2022 (the “Notes”) pursuant to Rule 144A and Regulation S under the U.S. Securities Act of 1933, as amended (the “Securities Act”). The Notes will bear interest at 3.875% per annum and will mature on September 1, 2022. Interest on the Notes will be payable semi-annually on March 1 and September 1 of each year, beginning on March 1, 2017.

The Notes will be fully and unconditionally guaranteed, jointly and severally, on a senior basis by certain of NXP’s wholly-owned subsidiaries located in the Netherlands and the United States (the “Notes Guarantors”) and will be structurally subordinated to the liabilities, including trade payables, of NXP’s subsidiaries that have not guaranteed the Notes. In addition, the Notes will be effectively subordinated to all secured debt of the issuers and the Notes Guarantors, to the extent of the value of the assets securing such debt. The issuance of the Notes is expected to close on or around August 11, 2016, subject to customary closing conditions.

NXP intends to use the net proceeds from the offering of the Notes, together with cash on hand, to redeem the remaining $960 million aggregate principal amount of its outstanding senior secured notes due 2022 and to pay for certain costs and expenses related thereto.

The Notes, as guaranteed by the Notes Guarantors, have not been registered under the Securities Act, or under any U.S. state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This announcement is for informational purposes only. No money, securities or other consideration is being solicited, and, if sent in response to the information contained herein, will not be accepted. Neither this document nor the information contained herein constitutes an offer to sell or the solicitation of an offer to buy any securities. No offer or sale of the Notes, as guaranteed by the Notes Guarantors, shall be made in any jurisdiction where such an offer or sale would be unlawful.

This press release is not for distribution to any Italian person or any address in the Republic of Italy. In the Netherlands, an offer is made exclusively to legal entities which are qualified investors as defined in the Prospectus Directive 2003/71/EC, as amended from time to time.

About NXP Semiconductors

NXP Semiconductors N.V. (NASDAQ: NXPI) enables secure connections and infrastructure for a smarter world, advancing solutions that make lives easier, better and safer. As the world leader in secure connectivity solutions for embedded applications, NXP is driving innovation in the secure connected vehicle, end-to-end security & privacy and smart connected solutions markets. Built on more than 60 years of combined experience and expertise, the company has 44,000 employees in more than 35 countries and posted revenue of $6.1 billion in 2015.

Forward-looking Statements

This document includes forward-looking statements which include statements regarding NXP’s business strategy, financial condition, results of operations, and market data, as well as any other statements which are not historical facts. By their nature, forward-looking statements are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected. These factors, risks and uncertainties include the following: market demand and semiconductor industry conditions; the ability to successfully introduce new technologies and products; the end-market demand for the goods into which NXP’s products are incorporated; the ability to generate sufficient cash, raise sufficient capital or refinance corporate debt at or before maturity; the ability to meet the combination of corporate debt service, research and development and capital investment requirements; the ability to accurately estimate demand and match manufacturing production capacity accordingly or obtain supplies from third-party producers; the access to production capacity from third-party outsourcing partners; any events that might affect third-party business partners or NXP’s relationship with them; the ability to secure adequate and timely supply of equipment and materials from suppliers; the ability to avoid operational problems and product defects and, if such issues were to arise, to correct them quickly; the ability to form strategic partnerships and joint ventures and to successfully cooperate with alliance partners; the ability to win competitive bid selection processes to develop products for use in customers’ equipment and products; the ability to successfully establish a brand identity; the ability to successfully hire and retain key management and senior product architects; and, the ability to maintain good relationships with our suppliers. In addition, this document contains information concerning the semiconductor industry and NXP’s business segments generally, which is forward-looking in nature and is based on a variety of assumptions regarding the ways in which the semiconductor industry, NXP’s market segments and product areas may develop. NXP has based these assumptions on information currently available, if any one or more of these assumptions turn out to be incorrect, actual market results may differ from those predicted. While NXP does not know what impact any such differences may have on its business, if there are such differences, its future results of operations and its financial condition could be materially adversely affected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak to results only as of the date the statements were made. Except for any ongoing obligation to disclose material information as required by the United States federal securities laws, NXP does not have any intention or obligation to publicly update or revise any forward-looking statements after we distribute this document, whether to reflect any future events or circumstances or otherwise. For a discussion of potential risks and uncertainties, please refer to the risk factors listed in our SEC filings. Copies of our SEC filings are available on our Investor Relations website, www.nxp.com/investor or from the SEC website, www.sec.gov.

For further information, please contact:

Investors:	Media:
Jeff Palmer	Joon Knapen
jeff.palmer@nxp.com	joon.knapen@nxp.com
+1 408 518 5411	+49 151 257 43 299